Filed Pursuant to Rule 433

Registration No. 333-174279

June 11, 2012

PRICING TERM SHEET

Newell Rubbermaid Inc.

2.000% Notes due 2015

Issuer:	Newell Rubbermaid Inc.

Note Type:	Senior Unsecured Notes

Offering Format:	SEC Registered

Size:	$250,000,000

Denomination:	$2,000 x $1,000

Maturity Date:	June 15, 2015

Coupon:	2.000%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2012

Day Count Convention	30/360

Price to Public:	99.682%

Benchmark Treasury:	0.250% due May 15, 2015

Benchmark Treasury Yield:	0.360%

Spread to Benchmark Treasury:	T + 175 bps

Yield:	2.110%

Make-Whole Call:	T + 30 bps

Expected Settlement Date:	June 14, 2012

CUSIP:	651229 AL0

Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB by Fitch Inc.

Joint Book-Running Managers:	J.P. Morgan Securities LLC, RBC Capital Markets, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc.

Newell Rubbermaid Inc.

4.000% Notes due 2022

Issuer:	Newell Rubbermaid Inc.

Note Type:	Senior Unsecured Notes

Offering Format:	SEC Registered

Size:	$250,000,000

Denomination:	$2,000 x $1,000

Maturity Date:	June 15, 2022

Coupon:	4.000%

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2012

Day Count Convention	30/360

Price to Public:	99.682%

Benchmark Treasury:	1.750% due May 15, 2022

Benchmark Treasury Yield:	1.589%

Spread to Benchmark Treasury:	T + 245 bps

Yield:	4.039%

Make-Whole Call:	Prior to March 15, 2022, T + 35 bps

Par Call:	On or after March 15, 2022

Expected Settlement Date:	June 14, 2012

CUSIP:	651229 AM8

Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB- by Standard & Poor’s Ratings Services BBB by Fitch Inc.

Joint Book-Running Managers:	J.P. Morgan Securities LLC, RBC Capital Markets, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC, Mitsubishi UFJ Securities (USA), Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 or RBC Capital Markets, LLC toll-free at 1-866-375-6829.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.